EXHIBIT 10.25
LOAN AGREEMENT
between
THE INDUSTRIAL DEVELOPMENT AUTHORITY
OF ST. CHARLES COUNTY, MISSOURI
and
SYNERGETICS DEVELOPMENT COMPANY, L.L.C.
Dated as of September 1, 2002
Private Activity
Revenue Bonds, Series 2002
(Synergetics Development Company Project)
CERTAIN OF THE RIGHTS, TITLE AND INTEREST OF THE INDUSTRIAL DEVELOPMENT AUTHORITY OF ST. CHARLES COUNTY, MISSOURI IN AND TO THIS LOAN AGREEMENT HAVE BEEN ASSIGNED TO UMB BANK, N.A., AS TRUSTEE UNDER THE INDENTURE OF TRUST, DATED AS OF SEPTEMBER 1, 2002, FROM THE INDUSTRIAL DEVELOPMENT AUTHORITY OF ST. CHARLES COUNTY, MISSOURI TO SUCH TRUSTEE. FOR PURPOSES OF ARTICLE 9 OF THE MISSOURI UNIFORM COMMERCIAL CODE, NO SECURITY INTEREST IN THIS LOAN AGREEMENT MAY BE CREATED BY THE TRANSFER OR POSSESSION OF ANY COUNTERPART HEREOF OTHER THAN THE COUNTERPART CONTAINING THE RECEIPT THEREFOR EXECUTED BY SUCH TRUSTEE, ON OR IMMEDIATELY FOLLOWING THE SIGNATURE PAGE HEREOF.

TABLE OF CONTENTS
(This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope or intent of any provisions of this Loan Agreement).

PAGE
Parties	1
Recitals	1

ARTICLE I

DEFINITIONS, CONSTRUCTION AND CERTAIN GENERAL PROVISIONS

Section 1.1. Definitions	1
Section 1.2. Rules of Construction	3
Section 1.3. Severability	3
Section 1.4. Date of Loan Agreement	3
Section 1.5. Governing Law	3
ARTICLE II

REPRESENTATIONS
Section 2.1. Covenants by the Issuer	4
Section 2.2. Representations by the Obligor	4
ARTICLE III

ISSUANCE OF THE BONDS; LOAN BY THE ISSUER TO THE OBLIGOR; NOTE;
ADDITIONAL PAYMENTS
Section 3.1. Agreement to Issue the Bonds	6
Section 3.2. The Loan	6
Section 3.3. Repayment of the Loan	6
Section 3.4. Additional Amounts Payable	7
Section 3.5. Nature of Obligations	10
ARTICLE IV

PURCHASE, CONSTRUCTION, RENOVATION AND INSTALLATION OF THE PROJECT;
PROJECT FUND

Section 4.1. Purchase, Construction, Renovation and Installation	10
Section 4.2. Plans and Specifications	11
Section 4.3. Payment of Project Costs	11
Section 4.4. Deficiency of Project Fund	12
Section 4.5. Surplus in Project Fund	12

(ii)

PAGE
ARTICLE IX

PREPAYMENT OF THE NOTE

Section 9.1. Prepayment at the Option of the Obligor	26
Section 9.2. Optional Prepayment Upon Certain Events	26
Section 9.3. Mandatory Prepayment From Excess Bond Proceed	26
Section 9.4. Right to Prepay at Any Time	26
Section 9.5. Notice of Prepayment	26
Section 9.6. Precedence of this Article	26

ARTICLE X

MISCELLANEOUS

Section 10.1. Authorized Representatives	26
Section 10.2. Term of Loan Agreement	27
Section 10.3. Notices	27
Section 10.4. Performance Date Not a Business Day	27
Section 10.5. Binding Effect	27
Section 10.6. Amendments, Changes and Modifications	27
Section 10.7. Execution in Counterparts	27
Section 10.8. No Pecuniary Liability	27
Section 10.9. Issuer Not Liable	27
Section 10.10. Actions and Proceeding	28
Section 10.11. Entire Agreement	28

Schedule 1 — Legal Description
Schedule 2 — Description of Property
Exhibit A — Promissory Note
Exhibit B — Disbursement Request — Project Fund
Exhibit C — Form of Compliance Certificate
(iii)

LOAN AGREEMENT
     THIS LOAN AGREEMENT, dated as of September 1, 2002 (the “Loan Agreement”), between The Industrial Development Authority of St. Charles County, Missouri, a public corporation organized and existing under the laws of the State of Missouri (the “Issuer”), and Synergetics Development Company, L.L.C., a limited liability company organized and existing under the laws of the State of Missouri (the “Obligor”);
     WITNESSETH:
     WHEREAS, the Issuer is empowered by Missouri Revised Statutes Chapter 349, as supplemented and amended (“Act”), to finance the acquisition, construction, improvement, renovation, equipping and extension of plants, buildings, structures or facilities used or to be used as a factory, assembly plant, manufacturing plant, processing plant, fabricating plant, distribution center, warehouse building, certain waterborne vessels, office buildings, for profit or not-for-profit hospitals, not–for–profit nursing or retirement facilities, physical fitness recreational, indoor and resident outdoor facilities operated by not–for–profit organizations, and commercial facilities, among others, within St. Charles County, Missouri for the purposes set forth in the Act, to issue its revenue bonds for the purpose of financing the costs of any such project, to grant security for the payments of the principal of, premium, if any, and interest on any such bonds and any agreements made in connection therewith and to pledge the payments, revenues and receipts from such projects or from any other source to the payment of such bonds; and
     WHEREAS, the Obligor proposes to acquire, construct, improve and/or equip on the real estate described in Schedule 1 (the “Land”) a manufacturing facility, including buildings, improvements, fixtures, furnishings, machinery and/or equipment and related support facilities described in Schedule 2 (the Land and said buildings, improvements, fixtures, furnishings, machinery and/or equipment being collectively referred to herein as the “Project”), and proposes that the Issuer make a loan to the Obligor to finance the acquisition, construction, improvement and/or equipping of the Project; and
     WHEREAS, the Issuer proposes to issue the bonds (the “Series 2002 Bonds”) described in the Indenture of Trust, dated as of the date hereof (the “Indenture”) between the Issuer and UMB Bank, N.A., as trustee (the “Trustee”) in the principal amount specified in the Indenture and to use the proceeds of the Series 2002 Bonds to make the loan mentioned above; and
     WHEREAS, the Issuer and the Obligor are entering into this Loan Agreement to provide for said loan and its repayment;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the receipt and sufficiency of which is hereby acknowledged, the Issuer and the Obligor do hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS, CONSTRUCTION AND CERTAIN GENERAL PROVISIONS
     Section 1.1. Definitions. All words and terms defined in Section 101 of the Indenture shall have the same meaning in this Loan Agreement unless otherwise defined herein. In addition to words and terms defined in the Indenture or defined elsewhere in this Loan Agreement, the following words and terms shall have the following meanings, unless some other meaning is plainly intended:
     “Completion Date” means the earlier of (i) the date on which the Project is completed, as certified to the Issuer and the Trustee in accordance with Section 4.6 or (ii) September 1, 2003.

     “Costs of Issuance” means (i) underwriters’ spread (whether realized directly or derived through purchase of the Bonds at a discount below the price at which they are expected to be sold to the public); (ii) counsel fees (including bond counsel, purchaser’s counsel, Issuer’s counsel, Obligor’s counsel as well as any other specialized counsel fees incurred in connection with the issuance of the Bonds); (iii) financial advisor fees incurred in connection with the issuance of the Bonds; (iv) rating agency fees; (v) initial trustee acceptance fees incurred in connection with the issuance of the Bonds; (vi) paying agent and certifying and authenticating agent fees related to the issuance of the Bonds; (vii) accountant fees related to the issuance of the Bonds; (viii) printing costs for the Bonds and any preliminary and final offering materials; (ix) costs incurred in connection with any required public approval process (e.g., publication costs for public notices generally and costs of the public hearing or voter referendum); and (x) costs of engineering and feasibility studies necessary to the issuance of the Bonds (as opposed to such studies related to completion of the Project but not to the financing thereof).
     “Default” means any event or condition which constitutes, or with the giving of any requisite notice or upon the passage of any requisite time period or upon the occurrence of both would constitute, an Event of Default.
     “Event of Default” means any Event of Default as defined in Section 8.1.
     “Full Insurable Value” means the actual replacement cost of the Project without deduction for physical depreciation and exclusive of land, excavations, footings, foundations and parking lots.
     “Machinery and Equipment” means the fixtures, furnishings, machinery and equipment and related support facilities described in Schedule 2 or purchased in whole or in part with the proceeds of the Bonds or any Net Proceeds and any fixtures, furnishings, machinery and equipment and related support facilities substituted for Machinery and Equipment removed and disposed of.
     “Net Proceeds”, when used with respect to any insurance proceeds or any condemnation award, means the gross proceeds thereof less the payment of all expenses (including attorneys’ fees and any extraordinary expenses of the Trustee) incurred in the collection of such gross proceeds. “Net Proceeds”, when used with respect to the proceeds of the Bonds, shall mean the issue price of the Bonds reduced by the amount, if any, placed in a reasonably required replacement or reserve fund.
     “Organizational Documents” means the Articles of Organization and Operating Agreement, each as amended to the date hereof, of the Obligor.
     “Permitted Encumbrances” means, as of any particular time, (i) liens for taxes and assessments not then delinquent, or which the Obligor may, pursuant to the provisions hereof or the Collateral Documents, permit to remain unpaid, (ii) the Collateral Documents and any financing statements naming the Issuer or the Obligor as debtor and naming the Trustee or the Issuer as secured party filed to perfect the security interests granted or to be granted by any thereof, (iii) indebtedness for purchase money acquisitions not in excess of $25,000 in aggregate amount during any fiscal year, (iv) the liens and encumbrances listed on any title insurance policy, or commitment thereof, delivered to the Trustee at the time of initial issuance of the Bonds and (v) any lien or encumbrance in favor of Union Planters Bank, N.A. or any affiliate thereof.
     “Plans and Specifications” means the final and complete plans and specifications approved by the Obligor, the architect and the general contractor (the “Plans and Specifications”) providing for a completed facility, ready for use as intended with drawings which include site development, architectural, structural, mechanical, electrical, plumbing, landscaping and fire protection where applicable.
     “Project Costs” means (a) all costs and expenses incurred in the acquisition of the Land by the Obligor and any buildings, improvements, fixtures, furnishings, machinery and equipment and related support facilities located thereon at the time of such acquisition and constituting a part of the Project; (b) all costs and expenses of every nature incurred in the purchase, construction and installation of the buildings and improvements constituting a part of the Project and in the purchase and installation of the machinery and equipment; (c) interest accruing on the Bonds prior to the Completion Date; (d) the cost of all utility facilities on the Land; (e) any and all expenses incurred by the Obligor, including those prior to the sale of the Bonds for preliminary plans, surveys, soil borings and other items necessary to the commencement of construction; (f) the cost of any insurance related to the Project prior to the Completion Date; (g) the cost of the title insurance policies required by the initial purchaser of the Bonds; and (h) all other costs and expenses necessary or incident to the acquisition, construction, improvement and equipping of the Project
     “Related Person” means a person related to the Obligor within the meaning of Section 144(a)(3) of the Code.
     Section 1.2. Rules of Construction. Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Unless the context shall otherwise indicate, words importing the singular number shall include the plural and vice versa, and words importing person shall include firms, partnerships, associations and corporations, including public bodies, as well as natural persons.
     The words “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” “hereinbefore,” “hereinafter” and other equivalent words refer to this Loan Agreement and not solely to the particular article, section, paragraph or subparagraph hereof in which such word is used.
     Reference herein to a particular article or a particular section shall be construed to be a reference to the specified article or section hereof unless the context or use clearly indicates another or different meaning or intent. Reference herein to a schedule or an exhibit shall be construed to be a reference to the specified schedule or exhibit hereto unless the context or use clearly indicates another or different meaning or intent.
     Wherever an item or items are listed after the word “including,” such listing is not intended to be a listing that excludes items not listed.
     The table of contents, captions and headings in this Loan Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Loan Agreement.
     Section 1.3. Severability. If any provision of this Loan Agreement, or any covenant, stipulation, obligation, agreement, act or action, or part thereof made, assumed, entered into or taken thereunder, or any application of such provision, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Loan Agreement or any other covenant, stipulation, obligation, agreement, act or action, or part thereof, made, assumed, entered into, or taken, each of which shall be construed and enforced as if such illegal or invalid portion were not contained herein. Such illegality or invalidity of any application thereof shall not affect any legal and valid application thereof, and each such provision, covenant, stipulation, obligation, agreement, act or action, or part thereof, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.
     Section 1.4. Date of Loan Agreement. The dating of this Loan Agreement as of September 1, 2002, is intended as and for the convenient identification of this Loan Agreement only and is not intended to indicate that this Loan Agreement was executed and delivered on said date or that the representations herein were made as of said date, this Loan Agreement being executed and delivered and becoming effective and the representations herein being made simultaneously with the initial issuance of the Series 2002 Bonds by the Issuer.
     Section 1.5. Governing Law. This Loan Agreement shall be governed by and construed in accordance with the laws of the State.

ARTICLE II
REPRESENTATIONS
     Section 2.1. Covenants by the Issuer. The Issuer covenants as follows:
     (a) The Issuer is a public corporation of the State duly organized and existing under the laws of the State. Under the provisions of the Act the Issuer has the power to enter into the transactions contemplated by this Loan Agreement and to carry out its obligations hereunder. The Project as represented by the Obligor constitutes a “project” within the meaning of the Act, and will be in furtherance of the public purposes of the Issuer.
     (b) To the knowledge of the Issuer, no officer or employee of the Issuer holds any interest in connection with this Loan Agreement, the Bonds, the Project or any related contract which would constitute a conflict of interest under applicable Missouri law.
     (c) Under the Act, the Issuer has the power and authority to enter into, execute and deliver this Loan Agreement, the Assignment, the Tax Compliance Agreement and the Indenture, to perform its obligations under and consummate the transactions contemplated by this Loan Agreement, the Assignment, the Tax Compliance Agreement and the Indenture, to issue the Series 2002 Bonds, to loan the proceeds thereof to the Obligor to finance the Project and to endorse the Note to the order of the Trustee without recourse, and, to its knowledge, the Issuer is not in violation of any of the laws of the State that might affect its existence or the power and authority referred to in this subparagraph.
     (d) The Issuer has duly authorized the execution and delivery of this Loan Agreement, the Assignment, the Tax Compliance Agreement, the Indenture, the Bond Purchase Agreement, the Series 2002 Bonds and the endorsement of the Note to the order of the Trustee without recourse, all for the purposes set forth in the Act.
     (e) This Loan Agreement, the Indenture, the Assignment, the Tax Compliance Agreement and the Series 2002 Bonds are valid and binding obligations of the Issuer, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws or equitable principles of general application, or of application to public entities such as the Issuer, affecting remedies or creditors’ rights.
     (f) All governmental approvals required by the Act in connection with the Project and the issuance of the Series 2002 Bonds have been obtained.
     (g) To the knowledge of the Issuer, neither the Issuer’s execution and delivery of this Loan Agreement, the Assignment, the Tax Compliance Agreement or the Indenture, the Issuer’s endorsement of the Note to the order of the Trustee without recourse, the execution and acceptance of the Collateral Documents, the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Loan Agreement, the Assignment, the Tax Compliance Agreement and the Indenture conflicts with or results in a breach of the terms, conditions or provisions of any restriction or any agreement or instrument to which the Issuer is now a party or constitutes a default under any of the foregoing.
     (h) The Issuer has not assigned or pledged and will not assign or pledge its interest in this Loan Agreement, the Note or the Collateral Documents other than pursuant to the Indenture and the Assignment.
     (i) The Issuer makes no warranty, either express or implied, as to the condition of the Project or any part thereof or that the Project will be suitable for the Obligor’s purposes and needs.
     Section 2.2. Representations by the Obligor. The Obligor represents and warrants as follows:

     (a) The Obligor is a limited liability company organized under the laws of the State of Missouri and is duly organized and validly existing, in good standing under the laws of the State of Missouri, and is qualified to do business and is in good standing in the State of Missouri in which state the Project is located.
     (b) The Obligor has full power and authority to execute this Loan Agreement, the Tax Compliance Agreement and all other Collateral Documents to which it is a party and the execution and delivery thereof have been duly authorized and all acts and proceedings necessary or proper under the circumstances have been duly done, performed and taken.
     (c) Neither the execution, delivery, nor performance of this Loan Agreement, the Tax Compliance Agreement or the Collateral Documents will violate or conflict with any law, rule, regulation, order, judgment, organizational documents, indenture, instrument, or agreement by which the Obligor, any of the Guarantors or the Project are bound.
     (d) The Project when completed in accordance with the Plans and Specifications, and its intended use, will comply with all applicable laws, ordinances, regulations, and other requirements of governmental authorities and any restrictive covenants applicable to the Project (including, without limitation, land use, development, zoning and environmental laws, regulations and restrictions). To the extent required for ongoing construction of the Project, the Plans and Specifications have been approved by all governmental authorities with jurisdiction over the project.
     (e) There is no litigation or proceeding pending or, to the best of the Obligor’s knowledge, threatened against or affecting the Obligor, any of the Guarantors, or the Project, or any circumstance existing which would in any manner materially adversely affect the Project, the priority or enforceability of this Loan Agreement, the Tax Compliance Agreement or the Collateral Documents, or the ability of the Obligor to complete the Project or of the Obligor or the Guarantors to perform any of their obligations under this Loan Agreement, the Tax Compliance Agreement or the Collateral Documents.
     (f) No information, certification or report submitted to the Issuer, the Trustee or the initial purchaser of the Bonds by the Obligor or any of the Guarantors pursuant to this Loan Agreement or any of the Collateral Documents contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the information not materially misleading.
     (g) The budget supplied to the initial purchaser of the Bonds accurately reflects all costs which will be incurred by the Obligor in the acquisition, construction, equipping and/or furnishing of the Project through completion and start-up thereof.
     (h) No default, or event which with the giving of notice or lapse of time or both would be a default exists under this Loan Agreement or any of the Collateral Documents or any other agreement or instrument to which the Obligor or any of the Guarantors is a party or an obligor.
     (i) All financial statements of the Obligor and the Guarantors delivered to the initial purchaser of the Bonds have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition of the Obligor and the Guarantors. No material adverse change has occurred in the financial condition of the Obligor or any of the Guarantors since the respective dates thereof.
     (j) The Obligor and the Guarantors have filed all required federal, state and local tax returns and paid all taxes due pursuant to said returns or any assessments against the Obligor, the Guarantors or the Project.

     (k) All utility services necessary for the construction of the Project and the operation thereof for its intended purpose are or will be available at the boundaries of the Project, including water supply, storm and sanitary sewer facilities, gas, electric and telephone facilities.
     (l) All parking required by governmental authorities for the Project is located on the Project, and all permits and approvals from the applicable governmental authorities for any curb cuts and street access have been obtained.
     (m) Neither the Obligor nor any officer or employee of the Obligor is an official or employee of the Issuer or otherwise holds any position such that the interest of the Obligor or any officer or employee of the Obligor in this Loan Agreement, the Project or any contracts in connection therewith would constitute a conflict of interest for the Obligor or such officer or employee under Missouri law.
     (n) The Obligor intends to and will utilize or cause the Project to be utilized as a “project” as defined in the Act as long as any Bonds are Outstanding.
ARTICLE III
ISSUANCE OF THE BONDS; LOAN BY THE ISSUER
TO THE OBLIGOR; NOTE; ADDITIONAL PAYMENTS
     Section 3.1. Agreement to Issue the Bonds. The Issuer will sell, issue and deliver the Series 2002 Bonds to the purchasers thereof and loan the proceeds thereof to the Obligor to provide funds to finance the Project. The Series 2002 Bonds will be issued pursuant to the Indenture in the aggregate principal amount specified in the Indenture and will bear interest, mature and be subject to redemption as provided in the Indenture. The Obligor hereby acknowledges its approval of the Indenture, the Series 2002 Bonds, and the terms and conditions under which the Series 2002 Bonds will be issued, sold and delivered.
     Section 3.2. The Loan. Upon the terms and conditions of this Loan Agreement and the Indenture, the Issuer shall make a loan to the Obligor by loaning to the Obligor the proceeds of the sale of the Series 2002 Bonds. Such loan shall be made by depositing the Bond proceeds in the Bond Fund and the Project Fund as provided in the Indenture.
     The Obligor shall pledge to the Issuer all of its right, title and interest in and to the proceeds of such loan, including any securities purchased with such proceeds and any earnings thereon, to secure the payment of the Note, such pledge to be effected by the deposit of such proceeds in accordance with the provisions of the Indenture. Such pledge shall continue so long as such proceeds are held by the Trustee, it being understood that the Trustee shall be authorized to apply and disburse such proceeds as provided in the Indenture and Section 4.3. The Obligor consents to the assignment and pledge by the Issuer of its interest in such proceeds to the Trustee to secure the payment of the Bonds.
     Section 3.3. Repayment of the Loan To evidence its obligation to repay the loan described in Section 3.2, concurrently with the issuance of the Bonds, the Obligor shall issue the Note to the Issuer, the Note to be in substantially the form of Exhibit A. The Obligor’s obligation to repay such loan shall exist as provided in the Note or, if the Note cannot be located and has not been repaid in full, as provided in the form thereof attached as Exhibit A, regardless of whether the Note is in existence or in effect. The Excess Amount (as hereinafter defined) held by the Trustee in the Bond Fund on any Interest Payment Date shall be credited against the loan repayment due from the Obligor on such Interest Payment Date. The term “Excess Amount” as of any date shall mean the amount in the Bond Fund on such date in excess of the amount required for payment of the principal of and interest on Bonds which have matured or which have been called for redemption, and premium, if any, on such Bonds.

     Section 3.4. Additional Amounts Payable The Obligor shall pay the following amounts to the following persons, all as “Additional Payments” under this Loan Agreement:
     (a) If at any time that the Bonds are outstanding an Event of Taxability occurs, the Obligor shall within thirty (30) days of the date of the Event of Taxability (i) pay to the Trustee for deposit in the Bond Fund one hundred percent (100%) of the unpaid installments owing on the Note pursuant to this Loan Agreement plus accrued interest to the date of redemption of the Bonds in accordance with Article III of the Indenture, or (ii) commence payment of interest on the Note at the Taxable Rate. Provided, however, that this subsection (a) shall be applicable only as to a Bondowner or Bondowners with respect to whom an Event of Taxability has occurred and only after the Obligor shall have had the opportunity to exercise applicable rights of contest, if any, granted to it pursuant to Section 3.4(c).
     (b) Within thirty days after the occurrence of an Event of Taxability, whether such Event of Taxability occurs before or after payment of the Bonds, the Obligor shall pay:
(i) to the Trustee for deposit in the Bond Fund the amount equal to the difference between the sum necessary to yield an interest rate on the unpaid principal balance of any Bond as to which an Event of Taxability has occurred, from the Date of Taxability until the date on which the Issuer commences paying interest at the Taxable Rate, equal to the Taxable Rate less the amount of interest actually paid on the Bonds from the Date of Taxability to the date the Obligor commences paying interest at the Taxable Rate; plus
(ii) to the owners and former owners of any Bond as to which an Event of Taxability has occurred, an amount equal to the amount of any Additions to Tax, which are payable by such Bondowners to the United States or any state or local government as a consequence of the failure to include the interest or any amount in respect of interest on the Bond in the Federal Gross Income of such Bondowners and which are deductible by such Bondowners for Federal income tax purposes; plus
(iii) to the owners and former owners of any Bond as to which an Event of Taxability has occurred, an amount equal to the amount of any Additions to Tax which are payable by such Bondowners to the United States or any state or local government after payment of all Federal, state or local taxes required to be paid by such Bondowners in respect of the receipt thereof, as a consequence of the failure to include the interest or any amount in respect of interest on the Bond and which are not deductible by such Bondowners for Federal income tax purposes plus all Federal, state or local taxes required to be paid by such Bondowners with respect to the sums received pursuant to this subsection (iii); plus
(iv) to the Trustee, to the owners and former owners of the Bond and to the Issuer, as the case may be, an amount which is sufficient to reimburse them for all reasonable costs, fees and expenses accrued or to accrue as a result of the occurrence of an Event of Taxability.
     (c) (i) Not later than twenty (20) days after receipt by a Bondowner of a written revenue agent’s report asserting a deficiency against such Bondowner or otherwise setting forth a finding that interest on the Bonds is not excludable from such Bondowner’s gross income for Federal income tax purposes, such Bondowner shall notify the Obligor of such event and shall furnish the Obligor with a copy of the relevant portions of such written report; provided, that a failure by a Bondowner to comply with the requirement of this paragraph (c), except in the case of a willful failure, shall not in any way adversely affect the Bondowner’s right to the additional payments set forth in Section 3.4(b) hereof. Thereafter, the Bondowner shall afford the Obligor an opportunity to discuss such finding with the Internal Revenue Service and to make any written submission to the Internal Revenue Service which the Obligor deems desirable, and the Bondowner shall use its best efforts to facilitate such discussions and written submissions; provided, that if the Bondowner shall, in good faith and in its sole discretion, determine that the commencement or continuance of any such discussions or submissions by the Obligor would extend the audit and review of the

Bondowner’s Federal income tax return beyond the period such audit and review would require but for the commencement or continuance of such discussions or submissions, or if the Bondowner shall otherwise determine, in good faith and in its sole discretion, that, for reasons other than matters relating to the proposed inclusion in Federal gross income of interest on the Bonds, it is in the Bondowner’s interest to discontinue the audit and review of the Bondowner’s Federal income tax return, then, upon receipt of notice by the Obligor from the Bondowner to such effect, the Obligor shall have no further right to commence or continue such discussions or submissions, and the Bondowner shall have the right to cause such audit and review to be closed.
     (ii) If a Bondowner receives a statutory notice of deficiency relating to interest on the Bonds, and such Bondowner determines in its sole discretion not to pay the deficiency, it shall promptly notify the Obligor of its determination and shall, at the request of the Obligor, file a petition in the United States Tax Court and permit the Obligor to participate in the conduct of the proceedings before the United States Tax Court insofar as they relate to the tax treatment of interest on the Bonds.
     (iii) If a Bondowner receives a statutory notice of deficiency and decides, in its sole discretion, not to file a petition in the United States Tax Court, then such Bondowner, at the request of the Obligor, shall file promptly a claim for refund with respect to the tax attributable to the inclusion of interest on the Bonds in such Bondowner’s Federal Gross Income. The Obligor shall provide such Bondowner with the funds necessary to enable such Bondowner to make the claim for refund with regard to the inclusion of interest issue. If any such claim shall not be allowed by the Internal Revenue Service, such Bondowner shall, at the request of the Obligor, promptly commence a suit for refund (in a forum chosen by such Bondowner in its sole discretion) and prosecute an appeal or appeals from any adverse determination as the Obligor shall direct, and the Bondowner shall permit the Obligor to participate in the conduct of such proceedings insofar as they relate to the tax treatment of interest on the Bonds.
     (iv) For all purposes of this Section 3.4(c), the right of the Obligor to participate in any proceeding shall mean the right (subject to the approval of counsel for the Bondowner, which approval shall, taking into account the best interests of the Bondowner, the timeliness of any request made by the Obligor and all other relevant facts and circumstances, not be unreasonably withheld) to assist the Bondowner and its counsel in connection with the submission and content of documentation, protests, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses and the negotiation of stipulations of fact, all as may be appropriate in proceedings before the Internal Revenue Service, the United States Tax Court, the Claims Court, a Federal District Court or any court of appellate jurisdiction, as the case may be.
     (v) As a condition precedent to the exercise by the Obligor of the rights of contest granted to it under this Section 3.4(c), the Obligor shall deliver to the Bondowner an opinion of nationally recognized bond counsel to the effect that a meritorious claim exists with respect to the exemption of interest on the Bonds from Federal Gross Income. In addition, the Obligor shall reimburse the Bondowner and hold it harmless for all costs and expenses incurred in connection with any contest, including, without limitation, the amount of all taxes and Additions to Tax with respect to the tax attributable to the inclusion of interest on the Bonds in the Bondowner’s Federal Gross Income which were paid to the United States prior to the filing of a claim for refund under Section 3.4(d) hereof, all fees and disbursements of attorneys, accountants and expert witnesses. The Bondowner may also require the Obligor to post a bond to secure adequately payment of such costs and expenses.
     (vi) Without limiting the rights of the Obligor to contest as hereinabove set forth and except as provided in clause (iii) above, the Bondowner shall have sole discretion to decide whether to prosecute an appeal from an adverse determination with respect to the tax treatment of interest on the Bonds at any level in any forum in which such adverse determination is made; provided, however, that in the event the Bondowner shall determine to prosecute an appeal with respect to any other issue, then the Bondowner shall, at the request of the Obligor, also prosecute an appeal with respect to such adverse determination and shall permit the Obligor to participate in the conduct of the proceedings insofar as they relate to the tax treatment of interest on the Bonds.
     (d) In the event that the Obligor shall make any payments to a Bondowner pursuant to Section 3.4(b) and the Bondowner shall thereafter receive a refund as a consequence of a determination that interest on the Bonds is excludable from Federal Gross Income, the Bondowner shall be obligated to pay promptly to the Obligor the amount refunded (including any interest paid) such Bondowner by the Internal Revenue Service less any costs or expenses incurred by the Bondowner with respect to any proceeding or action for which the Obligor has not yet paid the Bondowner.
     (e) If a Bondowner determines, in good faith after consultation with counsel, that there is a substantial likelihood for any reason whatsoever, including, without limitation, a change of law, issuance of temporary, proposed or final Treasury Regulations, issuance or revocation of an Internal Revenue Service ruling (including a private letter ruling) or a court decision, that it might be required to include all or any portion of the interest on the Bonds in its Federal Gross Income, or that the Bondowner shall be subject to any excise, preference, minimum or other type of tax because of its ownership of the Bonds or receipt of interest thereon, such Bondowner shall be entitled to request a Qualifying Opinion of Counsel with respect to interest on the Bonds for the period from the issuance of the Bonds or for any lesser period specified in the Bondowner’s request. The fees and disbursements of counsel in rendering such opinion shall be paid by the Obligor.
     (f) To the Trustee, when due, all fees in accordance with its fee proposal to the Obligor and charges for services rendered under the Indenture, the Collateral Documents or this Loan Agreement, and all reasonable expenses (including without limitation reasonable fees and charges of any Paying Agent, Bond Registrar, counsel, accountant, engineer or other person) incurred in the performance of the duties of the Trustee and others under the Indenture, the Collateral Documents or this Loan Agreement for which the Trustee and other persons are entitled to repayment or reimbursement;
     (g) To the Issuer, upon demand, its regular administrative fee, if any, and all expenses (including without limitation attorney’s fees) incurred by the Issuer in relation to the transactions contemplated by this Loan Agreement and the Indenture, which are not otherwise to be paid by the Obligor under this Loan Agreement or the Indenture, including without limitation, the obligation to pay rebatable arbitrage to the extent not paid under clause (j) of this Section;
     (h) To the appropriate person, all taxes, assessments and charges required to be paid by Section 5.7;
     (i) To the appropriate person, such payments as are required (i) as payment for or reimbursement of any and all reasonable costs, expenses and liabilities incurred by the Issuer or the Trustee or any of them in satisfaction of any obligations of the Obligor hereunder that the Obligor does not perform, or incurred in the defense of any action or proceeding with respect to the Project, this Loan Agreement, the Collateral Documents or the Note, or (ii) as reimbursement for expenses paid, or as prepayment of expenses to be paid, by the Issuer or the Trustee and that are incurred as a result of a request by the Obligor or a requirement of this Loan Agreement or the Collateral Documents and that the Obligor is not otherwise required to pay under this Loan Agreement;
     (j) To the Trustee, on demand, any sums owing pursuant to Section 507 of the Indenture; and
     (k) To the appropriate person, any other amounts required to be paid by the Obligor under this Loan Agreement, the Indenture or the Collateral Documents.
     Any past due Additional Payments shall continue as an obligation of the Obligor until they are paid and shall bear interest at two percent (2%) in excess of the Prime Rate during the period such Additional Payments remain unpaid.

     Section 3.5. Nature of Obligations. The obligations of the Obligor to pay the principal of and prepayment premium, if any, and interest on the Note and Additional Payments shall be absolute and unconditional, and the Obligor shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances, including any defense, set-off, recoupment or counterclaim that the Obligor may have or assert against the Issuer, the Trustee or any other person. Until all principal of and redemption premium, if any, and interest on the Note and all Additional Payments shall have been paid by the Obligor, the Obligor (i) may not suspend or discontinue payment of Additional Payments, (ii) shall perform and observe all of its other agreements contained in this Loan Agreement, and (iii) may not terminate this Loan Agreement for any cause, including failure of title to the Project or any portion thereof; any acts or circumstances that may constitute failure of consideration; destruction of or damage to the Project; commercial frustration of purpose; any change in the tax laws or other laws, or administrative rulings of or administrative actions by, or under authority of, the United States of America, the State, any other state, or any other political subdivision; or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Loan Agreement. Nothing contained in this Section shall be construed to release the Issuer from the performance of any of its agreements contained herein, and if the Issuer should fail to perform any such agreement on its part, the Obligor may institute such action against the Issuer as the Obligor deems necessary to compel performance or to recover its damages for nonperformance so long as such action shall be separate, shall not be inconsistent with the agreements of the Obligor contained in the preceding sentences and shall not adversely affect the security for the Bonds.
ARTICLE IV
PURCHASE, CONSTRUCTION, RENOVATION AND INSTALLATION
OF THE PROJECT; PROJECT FUND
     Section 4.1. Purchase, Construction, Renovation and Installation. The Obligor represents, warrants, covenants and agrees that:
     (a) It has acquired the Land and will cause the purchase, construction, improvement and/or equipping of the Project to be completed (i) with all reasonable dispatch, and (ii) in accordance with the Plans and Specifications, free from all liens other than Permitted Encumbrances;
     (b) All construction upon and use of the Project is and shall be in compliance with all pertinent and applicable local, county, state and federal statutes, ordinances and regulations including applicable land use, development, zoning, building code and environmental protection ordinances and regulations;
     (c) It will obtain all necessary or required permits, licenses, consents and approvals that are material for the purchase, construction, installation, operation and maintenance of the Project and shall comply with all lawful requirements of any governmental body regarding the use or condition of the Project, whether existing or later enacted or foreseen or unforeseen or whether involving any change in governmental policy or requiring structural or other changes to the Project and irrespective of the cost of so complying;
     (d) The Obligor will take title in its name to all of the personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the construction on the Project, that they will be kept free and clear of all chattel mortgages, conditional vendor’s liens and all liens, encumbrances and security interests whatsoever, and that the Obligor will be the absolute owner of said personal property, fixtures, attachments and equipment, and will, from time to time, furnish the Trustee with satisfactory evidence of such ownership, including searches of applicable public records.

     (e) The Obligor shall cause the improvements to be constructed of first class materials in a good, substantial and workmanlike manner in accordance with the Plans and Specifications and the Obligor will cause the improvements to be completed free and clear of any claims or liens for labor or material on or before September 1, 2003. The Obligor shall notify the Trustee of any defects in construction work within five days after the Obligor learns of such defects.
     (f) It will pay all fees, costs and expenses incurred in completing the Project or, to the extent there are moneys in the Project Fund available therefor, will request the Trustee to make such payments from the Project Fund in the manner hereinafter provided; and
     (g) It will ask, demand, sue for and use its best efforts to recover and receive such sums of money, debts or other demands to which it may be entitled under any contract, order, receipt, guaranty, warranty, writing or instruction in connection with the purchase, construction and/or installation of the Project, and it will use its best efforts, to the extent economically reasonable, to enforce the provisions of any contract, agreement, obligation, bond or other security in connection therewith, and any such amounts received in connection with the foregoing, after deduction of expenses incurred in recovering such amounts, shall be paid to the Trustee for deposit in the Project Fund if the Completion Date has not occurred or for deposit in the Bond Fund if the Completion Date has occurred.
     If the purchase, construction and/or installation of the Project or any portion thereof is delayed or fails to occur for any reason, there shall be no diminution in or postponement of the payments to be made by the Obligor pursuant to the Note.
     Neither the Issuer, the Trustee nor their respective assigns are the agents or representatives of the Obligor, and the Obligor is not the agent of the Issuer or the Trustee, and this Loan Agreement shall not be construed to make either the Issuer or the Trustee liable to materialmen, contractors, subcontractors, craftsmen, laborers or others for goods or services delivered by them in connection with the Project, or for debts or claims accruing to the aforesaid parties against the Obligor. This Loan Agreement shall not create any contractual relation either expressed or implied between the Issuer or the Trustee and any materialmen, contractors, subcontractors, craftsmen, laborers or any other person supplying any work, labor or materials in connection with the Project.
     Section 4.2. Plans and Specifications. The Plans and Specifications have been filed with the initial owner of the Series 2002 Bonds and, if requested by the Trustee, the Trustee. The Obligor shall not permit any change in or addition to the Plans and Specifications or the general contract without prior Bondowner Consent. Notwithstanding the foregoing, the Obligor shall not permit any construction change directive whatsoever nor any change which affects the structural integrity of the Project without prior Bondowner Consent. The Obligor shall provide the Bondowners with a copy of all proposed changes in the Plans and Specifications and all change orders relating to the Project within seven Business Days after the same are issued. The Bondowners shall have the right to withhold approval, including the right to demand a cash deposit by the Obligor with the Trustee if the cost is increased. Under no circumstances shall any revision be made that would change the character of the Project in a manner that would result in any of the representations or warranties contained herein with respect to the Project or the use of the proceeds of the Bonds being or becoming false, untrue, misleading or breached.
     Section 4.3. Payment of Project Costs. Except as otherwise provided in Section 403 of the Indenture, all Project Costs and Costs of Issuance shall be paid by the Trustee from the Project Fund upon receipt by the Trustee of a completed request of the Obligor signed by the Authorized Obligor Representative, with Bondowner Consent and containing the statements, representations and certifications set forth in the form of such request attached as Exhibit B hereto and otherwise substantially in such form. The Obligor will accept disbursements in accordance with the provisions hereof and, if made to the Obligor, will use or cause each such disbursement to be used solely for the payment of materials, labor, services, costs and expenses incurred in connection with the construction of the Project and in payment or performance of any obligation of the Obligor under the Note and for no other purpose. The Trustee’s obligation to make any disbursement including the initial disbursement of moneys from the Project Fund shall be subject to the satisfaction of the following conditions in addition to any other conditions set forth in this Loan Agreement:
     (a) There shall be no default under the Note and the Trustee shall not have notice of any Event of Default.
     (b) The Trustee shall have received the title policy or commitment therefor referred to in the Bond Purchase Agreement, dated as of the date hereof, by and among the Issuer, the Obligor and Union Planters Bank, N.A. as initial purchaser of the Bonds.
     (c) The Trustee shall make advances no more often than once a month.
     (d) The Obligor shall make no request for funds in excess of the amount due to material suppliers, contractors, subcontractors and suppliers of service, for the given pay period, it being the intention of the parties hereto not to create a surplus disbursement should the value of work in place, as defined in the contract documents, be in excess of the amounts actually billed by said suppliers and subcontractors.
     (e) The Trustee may make payments for the cost of construction of the Project directly to any contractor, subcontractor, materialman, or vendor of fixtures and equipment.
     (f) The Bondowners, by Bondowner Consent, shall have the right at any time to direct the Trustee to cease disbursements hereunder if, in the sole opinion of the Bondowners as evidenced by Bondowner Consent, the balance of the loan to be disbursed hereunder shall be insufficient to complete development and construction. The Obligor agrees if for any reason the amount of such undisbursed proceeds shall at any time be or become insufficient for such purpose regardless of how such condition may be caused, the Obligor will, within five days after written request by the Trustee, deposit the deficiency with the Trustee for deposit into the Project Fund which deposit shall first be exhausted before any further disbursement of the proceeds of the Bonds shall be made.
     (g) In making payments and determinations pursuant to this Section, the Trustee may rely upon the requests and accompanying certificates and statements. The Trustee is not be required to make any independent investigation in connection with the matters set forth in the requests.
     Section 4.4. Deficiency of Project Fund. The Issuer makes no warranty, either express or implied, that the amounts in the Project Fund shall be sufficient to pay fully all Project Costs and Costs of Issuance and to complete the Project free of all liens other than Permitted Encumbrances, and, if the amounts in the Project Fund are insufficient for such purpose, the Obligor shall pay, in cash, the full amount of any such deficiency by making payments directly to the contractors and to the suppliers of materials and services as the same shall become due. The Obligor shall not be entitled to any reimbursement for the payment of any such deficiency from the Issuer, the Trustee or any Bondowner, nor shall it be entitled to any diminution of any amounts otherwise payable under this Loan Agreement.
     Section 4.5. Surplus in Project Fund. Except for any amount retained in the Project Fund pursuant to Section 4.6, all moneys remaining in the Project Fund after the Completion Date shall immediately be transferred to the Excess Proceeds Account of the Bond Fund and applied in accordance with Section 404 of the Indenture.
     Section 4.6. Completion Date. Unless the Completion Date of the Project occurs on September 1, 2003, the Completion Date of the Project shall be evidenced to the Issuer and the Trustee upon receipt by the Issuer and the Trustee of a certificate signed by the Authorized Obligor Representative stating (i) the date on which the Project was substantially completed, (ii) that all other facilities necessary in connection with the Project have been purchased, constructed and installed, (iii) that the Project and such other facilities have been purchased, constructed and installed in accordance with the plans and specifications and in conformance with all applicable zoning, planning, building, environmental and other similar governmental regulations, (iv) that, except for Project Costs described in accordance with clause (v) of this Section, all Project Costs have been paid, (v) the amounts, if any, to be retained in the Project Fund for the payment of Project Costs, if any, not yet due or Project Costs whose liability the Obligor is contesting, and amounts that otherwise should be retained and the reasons they should be retained and (vi) that the certifications and representations contained in the Tax Compliance Agreement continue to be true. Such certificate may state that it is given without prejudice to any rights of the Obligor that then exist or may subsequently come into being against third parties.
ARTICLE V
MAINTENANCE; MODIFICATIONS; INSURANCE;
LEASE OR ASSIGNMENT OF PROJECT;
LOSS OF OR DAMAGE TO PROJECT
     Section 5.1. Maintenance and Modification of Project by Obligor. The Obligor will at its own expense (i) keep the Project in as reasonably safe condition as its operations shall permit, (ii) with respect to the Project, comply with all applicable health and safety standards and all other industrial requirements or restrictions enacted or promulgated by the State, or any political subdivision or agency thereof, or by the government of the United States of America or any agency thereof, and (iii) keep the Project in good repair and in good operating condition and make from time to time all necessary repairs thereto and renewals and replacements thereof; provided that the Obligor will have no obligation to operate, maintain, preserve, repair, replace or renew any element or unit of the Project the maintenance, repair, replacement or renewal of which becomes, in the judgment of the Obligor, uneconomical to the Obligor because of damage, destruction or obsolescence, or change in economic or business conditions, or change in government standards and regulations. The Obligor shall not permit or suffer others to commit a nuisance in or about the Project or itself commit a nuisance in connection with its use or occupancy of the Project. The Obligor will pay all costs and expenses of operation of the Project.
     The Obligor may, at its own expense, make from time to time any additions, modifications or improvements to the Project that it may deem desirable for its business purposes and that do not materially impair the structural strength or effective use, or materially decrease the value, of the Project; provided that no such addition, modification or improvement shall result in a change in the character of the Project in a manner that would result in any of the representations or warranties contained herein with respect to the Project or the use of the proceeds of the Bonds being or becoming false, untrue, misleading or breached. All additions, modifications or improvements made by the Obligor pursuant to the authority of this Section shall (a) be made in a workmanlike manner and in strict compliance with all laws and ordinances applicable thereto, (b) when commenced, be prosecuted to completion with due diligence and (c) other than personal property and trade fixtures, when completed, be deemed a part of the Project.
     Section 5.2. Sale or Lease of Project; Assignment of Loan Agreement by Obligor. The Obligor will not assign, mortgage, pledge, sell, lease, grant a security interest in, or in any other manner transfer, convey or dispose of the Project or any interest therein or part thereof or assign any of its right, title and interest in, to and under this Loan Agreement, whether voluntary, involuntary or by operation of law, without the prior written consent of the Trustee the Issuer and Bondowner Consent.
     No such assignment, mortgage, pledge, sale, lease, security interest or other transfer, conveyance or disposition shall release or discharge the Obligor from its primary liability for any of its obligations hereunder or under the other Obligor Documents, and the Obligor shall remain primarily liable for the payment of the principal of and prepayment premium, if any, and interest on the Note and Additional Payments and for the performance and observance of the agreements herein or in the other Obligor Documents provided to be performed and observed by it, and its agreements, duties and obligations under all of the Obligor Documents shall continue as if no such lease, assignment or sale had been made. No such lease, assignment or sale shall permit any use, operation, maintenance, modification or replacement of the Project or any part thereof otherwise than in accordance with this Loan Agreement, the Collateral Documents and the Act.
     No such assignment, mortgage, pledge, sale, lease, security interest or other transfer, conveyance or disposition grant, sale or lease shall be made unless the Trustee shall receive an opinion of Bond Counsel that such grant, sale or lease will not adversely affect the exemption from federal income tax of the interest paid on any Bonds the interest on which is excluded from gross income for federal income tax purposes.
     Any consent by the Trustee, the Issuer or any Bondowner Consent to any of the aforesaid acts shall be held to apply only to the specific transaction thereby authorized and such consent shall not constitute a waiver or release of the duty of the Obligor to obtain Bondowner Consent and the Trustee and Issuer consent to any other such acts.
     Section 5.3. Dissolution, Liquidation, Consolidation and Merger. The Obligor will maintain its existence as a Missouri limited liability company, and shall not merge into or consolidate with any other corporation or business entity or permit any other corporation or business entity to consolidate with or merge into it, or sell all or substantially all of its assets without Bondowner Consent and only upon receipt by the Trustee of an opinion of Bond Counsel, in form and substance satisfactory to the Trustee, to the effect that under then existing law the consummation of such merger or consolidation, whether or not contemplated on any date of the delivery of such Bond, will not cause the interest payable on such Bond to become includable in gross income under the Code.
     Every surviving, resulting or succeeding business entity referred to in this Section shall be bound by all of the covenants and agreements of the Obligor herein with respect to any further consolidation, merger, sale or transfer and shall execute an appropriate instrument assuming such covenants and agreements.
     Section 5.4. Use of Project. The Issuer will not take or cause the Trustee to take any action (other than as provided herein or in the Indenture) to interfere with the Obligor’s ownership of the Project or to interfere with possession, custody, use and enjoyment of the Project.
     Section 5.5. Insurance Required. The Obligor agrees to secure, maintain and keep in force at all times the following policies of insurance:
     (a) Throughout the course of construction of the Project, if any, builder’s completed value risk insurance, in non-reporting form, against all risks of physical loss, including collapse, covering the total value of work performed and equipment, supplies and materials furnished for the Project (including on-site stored materials).
     (b) Upon substantial completion of construction of the Project, fire and extended coverage insurance (and such other hazard insurance as the Bondowners, as evidenced by Bondowner Consent, shall require) covering the Project (and all other property secured by the Collateral Documents) in an amount equal to the full replacement cost of the Project and improvements thereon including the cost of debris removal (exclusive of the cost of excavations, foundations and footings below the lowest basement floor), and in any event shall be maintained in amounts sufficient to avoid co-insurance.
     (c) Comprehensive general liability insurance in amounts satisfactory to the Bondowners, as evidenced by Bondowner Consent, against claims and liabilities for injury or damage to persons or property occurring on, in or about the Project and the adjoining streets, sidewalks and passageways.
     (d) Upon substantial completion of construction of the Project, business interruption and loss of “rental value” insurance in an amount sufficient to cover 100% of the potential gross income from the

Project for a period of at least 12 months as projected by the Obligor with the approval of the Bondowners, as evidenced by Bondowner Consent.
     (e) In the event that all or any portion of the Project is located in a flood plain, flood insurance coverage in an amount acceptable to the Bondowners, as evidenced by Bondowner Consent.
All policies of insurance shall be issued by companies satisfactory to the Bondowners, as evidenced by Bondowner Consent, and shall be in such form and contain such endorsements as the Bondowners, as evidenced by Bondowner Consent, shall require. All policies of insurance shall contain a lender’s loss payable endorsement for the benefit of the Trustee and a mortgagee clause approved by the Trustee and showing the Trustee as first mortgagee without contribution. The Obligor shall furnish the Trustee with copies of all policies of required insurance and satisfactory evidence of premium payments and renewals at least 30 days prior to the expiration of each such policy. All such policies shall contain a provision that the same will not be cancelled or modified without 30 days’ prior written notice to Trustee.
     Section 5.6. Damage, Destruction, Condemnation or Loss of Title. The Obligor shall notify the Issuer and the Trustee immediately in the case of damage to or destruction of the Project or any portion thereof resulting from fire or other casualty (hereinafter referred to as a “casualty loss”) or of a condemnation or loss of title.
     In the event of a casualty loss, a condemnation or a loss of title for which the Net Proceeds do not exceed $50,000, the Obligor shall forthwith repair, reconstruct, restore, replace and improve the Project to substantially the same or an improved condition or utility value as existed prior to such casualty loss or forthwith make such replacements of or repairs or improvements to the Project or portions thereof made necessary by such condemnation or loss of title. Such Net Proceeds shall be paid directly to the Obligor and applied to the extent necessary to the payment of the costs of such repair, reconstruction, restoration, replacement and improvement. Any remaining balance not required for such purpose shall be paid to the Trustee for deposit in the Bond Fund.
     If such Net Proceeds exceed $50,000, such Net Proceeds shall be paid to the Trustee for disbursement as hereinafter described and the Obligor shall, with prior Bondowner Consent, elect one of the following options by written notice delivered to the Trustee and the Issuer within 60 days of the determination of the amount of such Net Proceeds or 180 days of the occurrence of such casualty loss, condemnation or loss of title, whichever occurs first:
     (a) Option A — Repairs and Improvements. The Obligor may elect to use such Net Proceeds to repair, reconstruct, restore, replace and improve the Project and, in such event, such Net Proceeds shall be deposited in a separate account and, so long as no Default exists, shall be disbursed from time to time by the Trustee in the manner and upon receipt of the documents described in Section 4.3. Upon the completion of such use, as certified to the Trustee by a written certificate signed by the Authorized Borrower Representative, any remaining balance not required for such repair, reconstruction, restoration, replacement and improvement shall be deposited in the Bond Fund.
     (b) Option B — Redemption of Bonds. The Obligor may elect to have such Net Proceeds deposited in the Bond Fund; provided either (i) the Obligor elects to prepay the Note in full pursuant to Section 9.2 and cause all the Bonds to be redeemed in accordance with paragraph (b) of Section 302 of the Indenture at the earliest practical date, or (ii) the Obligor elects to prepay the Note in part pursuant to Section 9.2 and cause part of the Bonds to be redeemed pursuant to paragraph (b) of Section 302 of the Indenture and the property suffering such casualty loss, condemnation or loss of title was not essential to the use of the Project in a manner that will not result in any of the representations or warranties respecting the Project and the use of the proceeds of the Bonds being false, untrue, misleading or breached and provided further that an expert appraiser acceptable to the Trustee delivers to the Trustee its written opinion, appraisal or certificate showing that the ratio of the fair market value at a foreclosure sale of the Project immediately prior to the occurrence or discovery of such casualty loss, condemnation or loss of title to the principal amount of the Bonds then Outstanding is no greater than the ratio of the then current market value at a foreclosure sale of the Project to the principal amount of the Bonds to be Outstanding after the application of such Net Proceeds and any other moneys deposited in the Bond Fund by the Obligor for the redemption of Bonds.
     In the event such Net Proceeds do not exceed $50,000 or the Obligor shall elect Option A, (i) the Obligor shall complete the repair, reconstruction, restoration, replacement and improvement of the Project free from all liens other than Permitted Encumbrances, whether or not such Net Proceeds are sufficient to pay for the same; (ii) the Obligor shall not be entitled to any reimbursement from the Issuer, the Trustee or the Bondowners or any abatement or diminution of its obligations hereunder by reason of any payments made by the Obligor for such purpose in excess of the Net Proceeds; and (iii) all such repairs, reconstructions, restorations, replacements and improvements shall be a part of the Project.
     Section 5.7. Taxes, Assessments and Other Charges. The Obligor shall pay all taxes, assessments and charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project (including any tax upon or with respect to the income or profits of the Issuer from the Project that, if not paid, would become a charge on the payments to be made under this Loan Agreement prior to or on a parity with the charge thereon created by the Indenture and including ad valorem, sales and excise taxes, assessments and charges upon the Obligor’s interest in the Project), all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by lien on the Project; provided, however, that notwithstanding the foregoing, the Obligor may permit or suffer such taxes, assessments or other charges to remain unpaid and may dispute, without prior payment thereof, such taxes, assessments or other charges, provided that the Obligor, in good faith, shall be contesting the same in an appropriate proceeding, enforcement thereof against any assets of the Obligor shall be stayed and appropriate reserves therefor shall have been established on the records of the Obligor in accordance with generally accepted accounting principles.
     The Obligor shall furnish to the Issuer and the Trustee, upon request, proof of payment of any taxes, governmental charges, utility charges, insurance premiums or other charges required to be paid by the Obligor under this Loan Agreement.
     The Obligor will not create or permit to be created or remain, and will at its cost and expense promptly discharge, all liens, encumbrances and charges on the Project or any part thereof, except as may be consented to by Bondowner Consent; provided, however, that notwithstanding the foregoing, the Obligor may permit or suffer such liens, encumbrances or other charges to remain unpaid and may dispute, without prior payment thereof, such liens, encumbrances or other charges, provided that the Obligor, in good faith, shall be contesting the same in an appropriate proceeding, enforcement thereof against any assets of the Obligor shall be stayed and appropriate reserves therefor shall have been established on the records of the Obligor in accordance with generally accepted accounting principles.
     Section 5.8. Appraisal. Upon reasonable Bondowner Consent from time to time the Obligor shall at the Obligor’s expense provide the Trustee with an appraisal directed to the Trustee of all property covered by the Mortgage in a form satisfactory to the Bondowners, as evidenced by Bondowner Consent, prepared by an independent appraiser satisfactory to the Trustee.

ARTICLE VI
PARTICULAR COVENANTS
     Section 6.1. Access to the Project and Inspection; Operation of the Project. The Authorized Issuer Representative and the duly authorized agents of the Issuer and the Trustee shall have the right, at all reasonable times upon the furnishing of reasonable notice under the circumstances, to enter upon the Project and to examine and inspect the Project. The Obligor will execute, acknowledge and deliver all such further documents and do all such other acts and things as may be necessary to grant to the Issuer and the Trustee such right of entry. The Authorized Issuer Representative and the duly authorized agents of the Issuer and the Trustee shall also be permitted, at all reasonable times upon reasonable notice under the circumstances, to examine the books and records of the Obligor with respect to the Project and the obligations of the Obligor hereunder and under the Note and the Collateral Documents.
     Section 6.2. Financial Statements. The Obligor shall maintain a standard and modern system for accounting in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods and consistent with those applied in the preparation of the most recent financial statements prepared prior to the date of issuance of the Bonds, and shall furnish to the Bondowner as long as the Bonds are owned by a single Bondowner or the Trustee if there are more than one Bondowner such information respecting the business, assets and financial condition of the Obligor as single Bondowner or the Trustee, as the case may be, reasonably may request and, without request, shall furnish to the Bondowner as long as the Bonds are owned by a single Bondowner or the Trustee if there are more than one Bondowner: (i) within forty-five (45) days after the end of each fiscal quarter (except the last) consolidated and/or, if applicable, consolidating balance sheet(s) and statement(s) of income and surplus of the Obligor and its consolidated subsidiaries as of the close of such fiscal quarter in reasonable detail and accompanied by a certificate of the managing member of the Obligor stating that such statements are true and correct (subject to audit and normal year-end adjustments) and that, as of the close of the last period covered in such financial statements, no condition or event had occurred which constitutes an Event of Default or a event which, with the passage of time or giving of notice or both would constitute an Event of Default hereunder (or if there was such a condition or event, specifying the same); and (iii) as soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Obligor, a copy of the detailed long-form audit report and management letter for such year and accompanying consolidated and/or, if applicable, consolidating financial statements of the Obligor and its consolidated subsidiaries, as prepared by independent certified public accountants selected by the Obligor and satisfactory to the Bondowners as evidenced by Bondowner Consent; and (iii) within (30) days after the close of each fiscal quarter a compliance certificate substantially in the form of Exhibit D attached hereto; and (iv) personal financial statements in a form satisfactory to the Bondowners, as evidenced by Bondowner Consent and the Federal Income Tax Return for each of the Guarantors.
     If the Bonds are owned by more than one Bondowner, the Trustee shall distribute such financial statements and information to each Bondowner.
     Section 6.3. Indemnification. To the extent permitted by law, the Obligor will absolutely and unconditionally, without right of set off, protect, indemnify and hold harmless the Issuer (and its officials, employees and agents) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable costs and expenses of defending against the same) imposed upon or asserted against the Issuer (or its officials, employees or agents) for any reason in connection with this Loan Agreement, the Indenture (including, without limitations, the obligations under Section 507 hereof), the Collateral Documents, the Project, the Note or the Bonds.
     To the extent permitted by law, the Obligor will absolutely and unconditionally, without right of set off, protect, indemnify and hold harmless the Trustee (and its officers, employees and agents) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including the reasonable costs and expenses of defending against the same) imposed upon or asserted against the Trustee, other than those resulting from the negligence or bad faith of the Trustee, because of any action taken or omitted to be taken by the Trustee in accordance with this Loan Agreement, the Indenture, the Collateral Documents, the Note or the Bonds, or because of any action taken by the Trustee at the request of or with the consent of the Obligor.
     In case any claim, action, suit or proceeding is brought against the Issuer or the Trustee in respect of which indemnity may be sought hereunder, the Issuer or the Trustee, as the case may be, shall provide prompt notice to the Obligor and upon the request of the Issuer or the Trustee, the Obligor will cause, at its expense, such claim, action, suit or proceeding to be resisted and defended by Counsel designated by the Obligor and approved by the Issuer or the Trustee, as the case may be. Any amounts payable to the Issuer or the Trustee under this Section that are not paid within ten days after written demand therefor shall bear interest at the rate of 2% in excess of the Taxable Rate but not in excess of the maximum rate allowed by applicable law. At its own expense, the Issuer or the Trustee may employ separate Counsel and participate in the defense. The Obligor shall not be liable for any settlement without its consent.
     The indemnification provided by this Section to the Issuer and the Trustee shall extend to all officials, directors, officers, employees, attorneys and agents of the Issuer and the Trustee and shall survive termination of this Loan Agreement.
     Section 6.4. Arbitrage. The Obligor covenants and agrees that it will not use or authorize the use by any person of any of the funds provided by the Issuer hereunder or any other funds, directly or indirectly, or direct the Trustee to invest any funds held by it under the Indenture or this Loan Agreement, in such manner as would, or enter into, or allow any Related Person to enter into, any arrangement, formal or informal, that would, or take or omit to take any other action that would, cause any Bond to be an “arbitrage bond” within the meaning of Section 148(a) of the Code. The Obligor acknowledges having read Sections 507 and 603 of the Indenture and agrees to perform all duties imposed upon it by such Sections and by the Tax Compliance Agreement. Insofar as said Sections and the Tax Compliance Agreement impose duties and responsibilities on the Obligor, they are specifically incorporated herein by reference.
     Section 6.5. Further Assurances and Corrective Instruments. Subject to the Indenture, the Issuer and the Obligor from time to time will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, Supplemental Loan Agreements, and such further instruments as may be necessary to create, perfect and maintain perfected as valid liens upon the Project the liens granted by the Obligor pursuant to this Loan Agreement or any of the Collateral Documents, to correct any inadequate or incorrect description of the Project and for carrying out the intention or facilitating the performance of this Loan Agreement.
     Section 6.6. Recording and Filing of Documents. The Obligor will cause all appropriate financing and continuation statements and other security instruments to be recorded and filed in such manner and in such places as may be required by law to fully preserve and protect the rights and security of the Bondowners, the Trustee and the Issuer. The Obligor will pay all fees and expenses, including reasonable legal fees, incurred in connection with such recordings and filings. The Obligor hereby authorizes the filing of financing statements under the Uniform Commercial Code in connection with the security interest granted hereunder or under any of the Collateral Documents.
     Section 6.7. Financial Covenants. So long as any the Obligor’s obligations under this Agreement shall remain unpaid, the Obligor shall cause the Corporate Guarantor do the following, unless waived in writing by Bondowner Consent:
     (a) At all times maintain a debt service coverage ratio of 1.25 to 1.00, computed in accordance with generally accepted accounting principles consistently applied, said ratio being defined as net income during the trailing four quarter before interest expense, income taxes and depreciation (but excluding extraordinary gains and losses or losses from the sale or disposition of assets other than in the ordinance course of business) divided by the current annual amount of principal and interest payments on all debt.
     Section 6.8. Negative Covenants.
     (a) So long as any the Obligor’s obligations under this Agreement shall remain unpaid, the Obligor shall not do and shall cause the Corporate Guarantor not to do, any of the following without prior Bondowner Consent:
          (i) Create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any property or assets now owned or hereafter acquired by the Obligor or the Corporate Guarantor, except (A) such as exist and/or are granted to the Issuer hereunder or to Union Planters Bank, N.A. or any affiliate thereof; (B) liens for charges which are not yet due and payable; (C) mechanics’, materialmen’s, bankers’, warehousemen’s and similar liens arising in the ordinary course of business and securing obligations of the Obligor or the Corporate Guarantor that are not over due for a period of more than sixty (60) days and are being contested in good faith by appropriate proceedings diligently pursued; (D) liens arising in connection with worker’s compensation, unemployment insurance, pensions and social security benefits which are not over due or are being contested in good faith by appropriates proceedings diligently pursued; (E) liens securing indebtedness permitted in Section 6.8(a)(ii) below; or (F) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially detract from the value or impair the use of such real property.
          (ii) Incur or permit to exist any indebtedness except (A) indebtedness under the terms of this Agreement; (B) indebtedness hereafter incurred in connection with liens permitted under Section 6.8(a)(i) above; (C) indebtedness for purchase money acquisitions not in excess of $25,000 in aggregate amount during any fiscal year, and (D) other indebtedness approved in writing by Bondowner Consent.
          (iii) Permit or suffer any levy, attachment or restraint to be made affecting any of its assets or permit or suffer any receiver, trustee or assignee for the benefits of creditors, or any other custodian to be appointed to take possession of all of any of the Obligor’s or the Corporate Guarantor’s assets.
          (iv) Acquire any other business or make any loan, advance or extension of credit to, or investment in, any other person, or create or participate in the creation of any subsidiary or joint venture, except (A) Investment Securities and (B) investments shown on the Obligor’s or the Corporate Guarantor’s most recent financial statements prepared prior to the date of issuance of the Bonds, provided that such investments shall not be increased.
          (v) Liquidate or dissolve, or merge with or into or consolidate with or into any other person, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than sales made in the ordinary course of business), amend, modify or supplement the Obligor’s or the Corporate Guarantor’s organizational documents evidencing the existence of the Obligor or the Corporate Guarantor, respectively, as a legal entity.
          (vi) Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivables, whether now owned or hereafter acquired.
          (vii) Guaranty or otherwise, in any way, became liable with respect to the obligations or liabilities of any person, other than in connection with the endorsement of instruments or items for payment for deposit or collection in the ordinary course of its business.
          (viii) Enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any services, with any affiliate, or enter into, assume or suffer to exist any employment, consulting or other like contract with any affiliate or any officer, director or partner of any affiliate, except a transaction in contract which is in the ordinary course of business and is upon fair and reasonable terms no less favorable than would be obtains in a comparable arms-length transaction with a person not an affiliate.
     (b) So long as any the Obligor’s obligations under this Agreement shall remain unpaid, the Obligor shall do and shall cause the Corporate Guarantor to do all of the following, unless waived in writing by Bondowner Consent:
          (i) Not allow to occur, or to continue unremedied, any act, event or condition which constitutes a default or event of default, or which, with the passage of time or giving of notice, or both, would constitute a default or event of default under any agreement, document, instrument or undertaking to which the Obligor or the Corporate Guarantor is a party or by which the Obligor or the Corporate Guarantor may be bound.
          (ii) Not change the structure of the Obligor’s or the Corporate Guarantor’s entity or business venture, which includes a change in the management, directors, or officers and notify the Issuer and the Trustee in writing of any change in name or management of the Obligor or the Corporate Guarantor.
          (iii) Not to pay or declare any dividends (including but not limited to any cash dividend or stock dividends) or similar distribution in excess of $200,000 in any one fiscal year.
          (iv) Not release, redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity security or partnership interest, or make any change in the Corporate Guarantor’s capital structure except to the extent required by the terms of any agreements signed prior to this Agreement.
          (v) Not sell, lease, transfer or otherwise dispose of any property or assets in excess of $200,000 in any one fiscal year except in the ordinary course of business.
     Section 6.9. Affirmative Covenants. So long as any the Obligor’s obligations under this Agreement shall remain unpaid, the Obligor shall do and shall cause the Corporate Guarantor to do the following, unless waived in writing by Bondowner Consent:
     (a) Possess and maintain all necessary patents, franchises, trademarks, tradenames, copyrights and licenses to conduct its respective business(es).
     (b) Maintain, preserve and keep the Obligor’s properties in good repair, working and condition, and from time to time to make all needful and proper repairs, renewals, replacements, additions, betterment and improvements thereto so that the efficiency of the properties is fully preserved and maintained at all times.
     (c) Promptly furnish the Issuer and the Trustee with such other documents, instruments, and information as the Issuer or the Trustee may reasonably request.
     (d) File all federal, state and other tax and similar returns and to pay all taxes or liens assessed against the Obligor, the Corporate Guarantor or the Obligor’s or the Corporate Guarantor’s properties, whether due now or hereafter, including but not limited to sales taxes, personal property taxes, documentary stamp taxes, recordation taxes, franchise taxes, income taxes, withholding taxes, FICA taxes and unemployment taxes when due, and to promptly furnish the Trustee with written evidence of such payments.
     (e) Acquire and maintain in full force and effect all licenses, permits, bonds and other documents or certificates reasonably necessary or required to engage in and to carry on its business or venture as contemplated by the Obligor and the Issuer.

     (f) Promptly notify the Issuer and the Trustee of the occurrence of any default or Event of Default under the term of this Agreement and of the occurrence of any default by the Obligor or the Corporate Guarantor under any agreement entered into by and between the Obligor or the Corporate Guarantor and any third party.
     (g) Furnish the Trustee and the Issuer a written certification upon the request of the Trustee or the Issuer, or in event of no request, at least quarterly, that there exists no Event of Default under the terms of this Agreement or under the Collateral Documents, and that there exists no other action, condition or event which with the giving of notice or lapse of time or both would constitute an Event of Default. If such a condition does exist, the certificate must accurately and fully disclose the extent and nature of such condition and state what action is being taken to correct it.
     (h) Comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which it is subject.
     (i) If the Obligor or the Corporate Guarantor shall have, or in the future create, any pension plan, comply with all requirements of the Employee Retirement Income Security Act of 1974, as from time to time amended, relating to such pension plan(s).
     (j) (i) Pay any and all indebtedness payable or guaranteed by the Obligor or the Corporate Guarantor, and any interest or premium thereon when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such indebtedness or guarantee and (ii) faithfully perform, observe and discharge all covenants, conditions and obligations which are imposed upon the Obligor or the Corporate Guarantor by any and all agreements, documents, instruments and indentures evidencing, securing or otherwise relating to such indebtedness or guarantee.
     (k) Immediately notify the Issuer and the Trustee in writing if the Obligor changes its place of formation, changes its form of organization, changes its name or takes any other action which could affect the property location for filing of Uniform Commercial Code financing statements or continuation statements or which could render existing filings seriously misleading or invalid and promptly deliver to the Issuer or the Trustee such additional information or documentation regarding such change as the Issuer or the Trustee may reasonably request for the purpose of amending and/or refilling, at the expense of the Obligor, as may be reasonably determined to be necessary by the Issuer or the Trustee and their respective counsel.
ARTICLE VII
ASSIGNMENT OF ISSUER’S RIGHTS
     Section 7.1. Assignment by the Issuer. The Issuer, by means of the Indenture and as security for the payment of the principal of and redemption premium, if any, and interest on the Bonds, will assign, pledge and grant a security interest in certain of its rights, title and interests in, to and under this Loan Agreement and the Note, including Additional Payments and other revenues, moneys and receipts received by it pursuant to this Loan Agreement, and the Collateral Documents to the Trustee (reserving its rights to Unassigned Issuer’s Rights). In addition, as security for such obligations, the Issuer will endorse the Note to the order of the Trustee without recourse. The Obligor consents to such assignments and endorsements. For purposes of Article 9 of the Uniform Commercial Code of the State, no security interest in this Loan Agreement may be created by the transfer or possession of any counterpart hereof other than the counterpart containing the receipt therefor executed by the Trustee on or immediately following the signature page hereof.

     Section 7.2. Restriction on Transfer of Issuer’s Rights. The Issuer will not sell, assign, transfer or convey its interests in this Loan Agreement, the Collateral Documents or in the Project except pursuant to the Indenture and by endorsement of the Note as described in Section 7.1.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     Section 8.1. Events of Default Defined. The term “Event of Default” shall mean any one or more of the following events:
     (a) Failure by the Obligor to make timely payment of principal of or prepayment premium, if any, or interest on the Note or any Additional Payment on the date when due and payable.
     (b) Failure by the Obligor to observe and perform any covenant, condition or agreement on the part of the Obligor under the Note, this Loan Agreement, the Collateral Documents or the Indenture, other than as referred to in the preceding subparagraph (a) of this Section, for a period of thirty days after written notice of such default has been given to the Obligor by the Issuer or the Trustee during which time such default is neither cured by the Obligor nor waived in writing by the Issuer and the Trustee with Bondowner Consent, provided that, if the failure stated in the notice cannot be corrected within said thirty-day period, the Issuer and the Trustee, with Bondowner Consent, may consent in writing to an extension of such time prior to its expiration and the Issuer and the Trustee will not unreasonably withhold their consent to such an extension if corrective action is instituted by the Obligor within the thirty-day period and diligently pursued to completion.
     (c) Abandonment of the Project by the Obligor.
     (d) Any representation or warranty by the Obligor or by any Guarantor in any of the Collateral Documents or this Loan Agreement or in any certificate or other instrument delivered under or pursuant to this Loan Agreement or the Indenture or in connection with the financing of the Project shall prove to have been false, incorrect, misleading or breached in any material respect on the date when made.
     (e) The Indenture at any time shall prove not to be a valid, binding and enforceable agreement of the Issuer or shall not constitute a valid assignment of the rights of the Issuer under this Loan Agreement described in Section 7.1 purportedly assigned under the Indenture and effective to vest in the Trustee all such rights of the Issuer in, to and under this Loan Agreement, including the right to enforce this Loan Agreement and the Note in accordance with their terms.
     (f) Leasing of any portion of the Project except pursuant to a lease in form and substance approved by Bondowner Consent and, with respect to any tenant occupying in excess of 30% of the leasable space, prior Bondowner Consent.
     (g) Making by the Obligor or any Guarantor of a general assignment for the benefit of creditors, or admission in writing of its inability to pay its debts as they become due, or filing by the Obligor or any Guarantor of a petition in bankruptcy, or its adjudication as a bankrupt or insolvent, or filing by the Obligor or any Guarantor of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or filing by the Obligor or any Guarantor of any answer admitting or not contesting the material allegations of the petition against it in any such proceeding, or seeking by the Obligor or any Guarantor of or consenting to or acquiescence in the appointment of any trustee, receiver, custodian or liquidator of the Obligor or any Guarantor or any material part of its properties.
     (h) Failure of the Obligor or any Guarantor within 60 days after the commencement of any proceeding against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to have such proceeding dismissed or stayed or within 60 days after the appointment, without the consent or acquiescence of the Obligor or such Guarantor, of any trustee, receiver or liquidator of the Obligor or such Guarantor or of any material part of its properties, to have such appointment vacated.
     (i) Default by any Guarantor under the Guaranty or the Guaranty of Unassigned Issuer’s Rights.
     (j) Default by the Obligor or any Guarantor of the payment of any obligations with respect to indebtedness for money borrowed aggregating in excess of $50,000, or any event or condition that would permit, assuming the lapse of time or giving of notice, any person to cause indebtedness for money borrowed aggregating in excess of $50,000 to become due and payable prior to its maturity.
     (k) A final judgment for the payment of money in excess of $25,000 shall be rendered against the Obligor or any Guarantor and shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed.
     (l) An Event of Default as defined in Section 801 of the Indenture.
     Section 8.2. Remedies on Default. Whenever any Event of Default shall have occurred and be continuing, the Trustee, as the assignee of the Issuer, may take any one or more of the following remedial steps; provided that if the principal of all Bonds then Outstanding and the interest accrued thereon shall have been declared immediately due and payable pursuant to the provisions of Section 802 of the Indenture, all installments payable pursuant to the Note for the remainder of the term thereof shall become immediately due and payable without any further act or action on the part of the Issuer or the Trustee and the Trustee may immediately proceed to take any one or more of the remedial steps set forth in subparagraph (b) of this Section:
     (a) By written notice to the Obligor declare the Note to be immediately due and payable, whereupon the Note shall become immediately due and payable, together with interest on overdue payments of principal and redemption premium, if any, and, to the extent permitted by law, interest, at the rate of interest specified in the Bonds, without presentment, demand or protest, all of which are expressly waived.
     (b) Take whatever other action at law or in equity, including causing the appointment of a receiver or receivers for the Obligor and/or its assets, taking all actions necessary and appropriate to collect the amounts payable pursuant to the Note then due and thereafter to become due or to enforce the performance and observance of any obligation, agreement or covenant of the Obligor under this Loan Agreement, the Note, the Collateral Documents or the Indenture.
     (c) Forthwith enter into possession of the Project to preserve the improvements or any other property on the Project and to perform any and all work and labor necessary to complete the improvements substantially in accordance with the Plans and Specifications with such changes therein as the Bondowners, as evidenced by Bondowner Consent, may from time to time and in their sole discretion deem appropriate, all at the risk, cost and expense of the Obligor. The Trustee may also exercise any remedies available to it with respect to off-site collateral. All sums so expended by the Trustee shall be deemed to have been paid to the Obligor as advances under this

Loan Agreement. For this purpose, the Obligor hereby constitutes and appoints the Trustee its true and lawful attorney-in-fact, with full power of substitution, to complete the Project in the name of the Obligor, and thereby empower said attorney or attorneys as follows: to use any funds of the Obligor, including any balance which may be held in escrow and any funds which remain unadvanced under this Loan Agreement, for the purpose of completing the Project; to make such additions and changes and corrections in the Plans and Specifications which may be necessary or desirable to complete the Project; to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which are or may be liens against the property, or which may be necessary or desirable for the completion of the Project, or for the clearance of title; to execute all applications and certificates in the name of the Obligor which may be required by any of the contract documents; and to do any and every act which the Obligor may do in its own behalf. It is further understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Such attorney-in-fact shall also have the power to prosecute and defend all actions and proceedings in connection with the construction of the Project and to take such action or require such performance as is deemed necessary. The Trustee shall have the right at any and all times to discontinue any work commenced by it in respect of the Project or to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise. The Trustee shall have the right and power (but shall not be obligated) to assume any construction contract in any way relating to the Project and to take over and use all or any part of the labor, materials, supplies and equipment contracted for, whether or not previously incorporated into the Project, all in the sole and absolute discretion of the Trustee.
     In the enforcement of the remedies provided in this Section, the Trustee may treat all expenses of enforcement, including reasonable legal, accounting and advertising fees and expenses, as Additional Payments then due and payable by the Obligor.
     Any amount collected pursuant to action taken under this Section shall be paid to the Trustee and applied, first, to the payment of any costs, expenses and fees incurred by the Issuer or the Trustee as a result of taking such action and, next, any balance shall be used to satisfy any principal of and prepayment premium, if any, and interest on the Note then due by payment into the Bond Fund and applied in accordance with the Indenture and, then, to satisfy any other Additional Payments then due or to cure any other Event of Default.
     Notwithstanding the foregoing, the Trustee shall not be obligated to take any step that in its opinion will or might cause it to expend time or money or otherwise incur liability, unless and until satisfactory indemnity has been furnished to the Trustee at no cost or expense to the Trustee.
     Any actions or enforcement proceedings contemplated by this Section (including, but not limited to, foreclosure) may be undertaken by an entity other than the Trustee and, for this purpose, the Trustee may create or assign its rights with respect to such actions or enforcement proceedings to an entity, corporate or otherwise, designated by the Trustee to take any of the actions available to the Trustee under this Section, and the Trustee shall have no liability for any actions undertaken by such entity.
     The provisions of this Section are subject to the limitation that the annulment of a declaration that the Bonds are immediately due and payable shall automatically constitute an annulment of any corresponding declaration made pursuant to subparagraph (a) of this Section and a waiver and rescission of the consequences of such declaration and of the Event of Default with respect to which such declaration has been made, provided that no such waiver or rescission shall extend to or affect any other or subsequent Default or impair any right consequent thereon. In the event any covenant, condition or agreement contained in this Loan Agreement shall be breached or any Event of Default shall have occurred and such breach or Event of Default shall thereafter be waived by the Trustee, except that the Trustee may not waive an Event of Default with respect to the Unassigned Issuer’s Rights without the prior consent of the Issuer, such waiver shall be limited to such particular breach or Event of Default.

     Section 8.3. No Remedy Exclusive. No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.
     Section 8.4. Agreement to Pay Attorneys’ Fees and Expenses. In connection with any Event of Default by the Obligor, if the Issuer or the Trustee employs attorneys or incurs other expenses for the collection of amounts payable hereunder or the enforcement of the performance or observance of any covenants or agreements on the part of the Obligor herein contained, the Obligor agrees that it will, on demand therefor, pay to the Issuer and the Trustee the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer and the Trustee.
     Section 8.5. Issuer and Obligor to Give Notice of Default. The Issuer and the Obligor shall each, at the expense of the Obligor, promptly give to the Trustee written notice of any Default of which the Issuer or the Obligor, as the case may be, shall have actual knowledge or written notice, but the Issuer shall not be liable for failing to give such notice.
     Section 8.6. Performance Of Obligor’s Obligations. If the Obligor shall fail to keep or perform any of its obligations as provided in this Loan Agreement in respect of (a) maintenance of insurance, (b) payments of taxes, assessments and other charges, (c) repairs and maintenance of the Project, (d) compliance with legal or insurance requirements, (e) keeping the Project free of all liens other than liens consented to in writing by the Bondowner Consent, or in the making of any other payment or performance of any other obligation, then the Issuer or the Trustee, may (but shall not be obligated so to do) upon the continuance of such failure on the Obligor’s part for fifteen days after notice of such failure is given to the Obligor by the Issuer or the Trustee, and without waiving or releasing the Obligor from any obligation hereunder, as an additional but not exclusive remedy, make any such payment or perform any such obligation, and all sums so paid by the Issuer or the Trustee and all necessary incidental costs and expenses incurred by the Issuer or the Trustee in performing such obligations shall be deemed to be Additional Payments and shall be paid to the Issuer or the Trustee on demand.
     Section 8.7. Remedial Rights Assigned to the Trustee. Upon the execution and delivery of the Indenture, the Issuer will thereby have assigned to the Trustee all rights and remedies conferred upon or reserved to the Issuer by this Loan Agreement, reserving only the rights set forth in Section 7.1. The Trustee shall have the exclusive right to exercise such rights and remedies conferred upon or reserved to the Issuer by this Loan Agreement in the same manner and to the same extent, but under the limitations and conditions imposed thereby and hereby. The Trustee and the Bondowners shall be deemed third party creditor beneficiaries of all representations, warranties, covenants and agreements contained herein or in the Collateral Documents.

ARTICLE IX
PREPAYMENT OF THE NOTE
     Section 9.1. Prepayment at the Option of the Obligor. Upon the exercise by the Obligor of its option to cause the Bonds or any portion thereof to be redeemed pursuant to paragraph (a) of Section 302 of the Indenture, the Obligor shall prepay the Note in whole or in part at the times and at the prepayment prices sufficient to redeem all or a corresponding portion of the Bonds then Outstanding in accordance with said paragraph. At the written direction of the Obligor such prepayments shall be applied to the redemption of the Bonds in whole or in part in accordance with said paragraph.
     Section 9.2. Optional Prepayment Upon Certain Events. Upon the occurrence of any of the conditions or events set forth in paragraph (b) of Section 302 of the Indenture, the Obligor shall have the option to prepay the Note, in whole or in part at any time, at the time and at the prepayment price sufficient to redeem all or a corresponding portion of the Bonds then Outstanding in accordance with said paragraph.
     Section 9.3. Mandatory Prepayment From Excess Bond Proceeds. In the event that any Bonds are redeemed pursuant to paragraph (c) of Section 302 of the Indenture, a like principal amount of the Note shall be deemed to be prepaid.
     Section 9.4. Right to Prepay at Any Time. The Obligor shall have the option at any time to prepay all of the Note, Additional Payments and other amounts it is required to pay hereunder by paying to the Trustee all such sums as are sufficient to satisfy and discharge the Indenture and paying or making provision for the payment of all other sums payable hereunder.
     Section 9.5. Notice of Prepayment. To exercise an option granted by Sections 9.1, 9.2 or 9.4, the Obligor shall give written notice to the Issuer and the Trustee which shall specify therein the date upon which a prepayment of the Note (or a portion thereof) will be made, which date shall be not less than 45 days from the date the notice is received by the Trustee. In the Indenture, the Issuer has directed the Trustee to forthwith take all steps (other than the payment of the money required to redeem the Bonds) necessary under the applicable provisions of the Indenture to effect any redemption of the then Outstanding Bonds, in whole, or in part, pursuant to Section 302 of the Indenture.
     Section 9.6. Precedence of this Article. The rights, options and obligations of the Obligor set forth in this Article may be exercised or shall be fulfilled, as the case may be, whether or not a Default exists hereunder, provided that such Default will not result in nonfulfillment of any condition to the exercise of any such right or option and provided further that no amounts payable pursuant to the Note shall be prepaid in part during the continuance of an Event of Default described in subparagraph (a) of Section 8.1.
ARTICLE X
MISCELLANEOUS
     Section 10.1. Authorized Representatives. Whenever under this Loan Agreement or the Indenture the approval of the Issuer is required or the Issuer is required or permitted to take some action, such approval shall be given or such action shall be taken by the Authorized Issuer Representative, and the Obligor and the Trustee shall be authorized to act on any such approval or action.
     Whenever under this Loan Agreement or the Indenture the approval of the Obligor is required or the Obligor is required or permitted to take some action, such approval shall be given or such action shall be taken by the Authorized Obligor Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or action.

     Section 10.2. Term of Loan Agreement. This Loan Agreement shall be effective from and after its execution and delivery and shall continue in full force and effect until the Bonds are deemed to be paid within the meaning of Article XII of the Indenture and provision has been made for paying all other sums payable by the Obligor to the Issuer, the Trustee and the paying agents for the Bonds under this Loan Agreement and the Indenture to the date of the retirement of the Bonds. All agreements, covenants, representations and certifications by the Obligor as to all matters affecting the tax-exempt status of the interest on the Bonds and the indemnifications provided by Section 6.3 shall survive the termination of this Loan Agreement.
     Section 10.3. Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered by hand delivery or on the third day following the day on which the same has been mailed by registered or certified mail, postage prepaid, addressed as specified in Section 1303 of the Indenture. A duplicate copy of each notice, certificate or other communication given hereunder to any party mentioned in said Section 1303 shall be given to all other parties mentioned therein (other than the Bondowners unless a copy is required to be furnished to them by other provisions of this Loan Agreement). The Issuer, the Obligor or the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent to it.
     Section 10.4. Performance Date Not a Business Day. If the last day for performance of any act or the exercising of any right, as provided in this Loan Agreement, shall not be a Business Day, such act may be performed or right exercised on the next succeeding Business Day.
     Section 10.5. Binding Effect. This Loan Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Obligor and their respective successors and assigns, subject to the provisions contained in Sections 5.2 and 5.3.
     Section 10.6. Amendments, Changes and Modifications. Except as otherwise provided in this Loan Agreement or in the Indenture, subsequent to the issuance of the Bonds and prior to all of the Bonds being deemed to be paid in accordance with Article XII of the Indenture and provision being made for the payment of all sums payable under the Indenture in accordance with Article XII thereof, this Loan Agreement may not be effectively amended, changed, modified, altered or terminated without the concurring written consent of the Trustee, given in accordance with the Indenture.
     Section 10.7. Execution in Counterparts. This Loan Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument; provided, however, that for purposes of Article 9 of the Uniform Commercial Code of the State, no security interest in this Loan Agreement may be created by the transfer or possession of any counterpart hereof other than the counterpart containing the receipt therefor executed by the Trustee on or immediately following the signature page hereof.
     Section 10.8. No Pecuniary Liability. No provision, representation, covenant or agreement contained in this Loan Agreement or in the Indenture, the Bonds, or any obligation herein or therein imposed upon the Issuer, or the breach thereof, shall constitute or give rise to or impose upon the Issuer a pecuniary liability (except to the extent of any loan repayments, revenues and receipts derived by the Issuer pursuant to this Loan Agreement and the Note). No provision hereof shall be construed to impose a charge against the general credit of the Issuer or any personal or pecuniary liability upon any official or employee of the Issuer.
     Section 10.9. Issuer Not Liable. Notwithstanding any other provision of this Loan Agreement (a) the Issuer shall not be liable to the Obligor, the Trustee or any other person for any failure of the Issuer to take action under this Loan Agreement, and (b) except with respect to any action for specific performance or any action in the nature of a prohibitory or mandatory injunction, neither the Issuer nor any official, member or employee of the Issuer shall be liable to the Obligor, the Trustee or any other person for any action taken by the Issuer or by its officers, servants, agents or employees, or for any failure to take action under this Loan Agreement, the Note, or the Indenture. In acting under this Loan Agreement, or in refraining from acting under this Loan Agreement, the Issuer may conclusively rely on the advice of Counsel.
     Section 10.10. Actions and Proceedings. The Obligor irrevocably agrees that, subject to the Issuer’s sole and absolute election, all actions or proceedings in any way, manner or respect arising out of or from or related to this Loan Agreement shall be litigated only in courts having situs within St. Charles County, State of Missouri. The Obligor hereby consents and submits to the jurisdiction of any local, state or federal court within said county and state. THE OBLIGOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY LITIGATION BROUGHT IN ACCORDANCE WITH THIS SECTION.
     Section 10.11. Entire Agreement. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE OBLIGOR AND THE ISSUER FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE OBLIGOR AND THE ISSUER REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE ISSUER AND THE OBLIGOR, EXCEPT AS THE ISSUER AND THE OBLIGOR MAY LATER AGREE IN WRITING TO MODIFY IT.
     IN WITNESS WHEREOF, the Issuer and the Obligor have caused this Loan Agreement to be executed in their respective names.

[SEAL] Attest:	THE INDUSTRIAL DEVELOPMENT AUTHORITY OF ST. CHARLES COUNTY, MISSOURI
By /s/
Title: President

/s/ Debra Wissmann
Title: Assistant Secretary

SYNERGETICS DEVELOPMENT COMPANY, L.L.C.
By /s/ Kurt W. Gampp
Title: Member

UNIFORM COMMERCIAL CODE RECEIPT
     Receipt of this original counterpart of the foregoing Loan Agreement is hereby acknowledged this day of September, 2002.

UMB BANK, N.A., as Trustee

By
Title:
[The Trustee should sign only on the copy of the Loan Agreement received by it.]

SCHEDULE 1
All of the following-described real estate located in St. Charles County, State of Missouri:
     Lot 7A-1 of O’FALLON CORPORATE CENTRE SUBDIVISION OF LOT 7A, as per plat thereof recorded in Plat Book 38 page 147 of the St. Charles County Records.

SCHEDULE 2
All buildings, improvements and fixtures now or hereafter located on the Land and all furnishings, machinery and equipment and related support facilities purchased in whole or in part from the proceeds of the Bonds.

EXHIBIT A
PROMISSORY NOTE

$2,645,000	September 1, 2002
     FOR VALUE RECEIVED, Synergetics Development Company, L.L.C., a Missouri limited liability company (the “Obligor”) hereby promises to pay to the order of The Industrial Development Authority of St. Charles County, Missouri, a public corporation of the State of Missouri (the “Issuer”), for deposit in The Industrial Development Authority of St. Charles County, Missouri, Bond Fund - Synergetics Development Company Project (the “Bond Fund”) established pursuant to the Indenture of Trust, dated as of September 1, 2002 (the “Indenture”), from the Issuer to UMB Bank, N.A., as Trustee (the “Trustee”), the principal amount of $2,645,000 together with interest and premium, if any, thereon as hereinafter provided. Said sum, together with the interest and premium, if any, thereon, is payable in federal or other immediately available funds during normal banking hours in installments as follows:
(a)	At or before 11:00 a.m., St. Louis, Missouri time, on the first day of each calendar month, commencing May 1, 2003, as principal, the amount of the principal of the Bonds (as hereinafter defined) coming due on such Bond Payment Date, whether at stated maturity, by redemption or acceleration or otherwise;

(b)	At or before 11:00 a.m., St. Louis, Missouri time, on the first day of each calendar month commencing October 1, 2002, as interest, the amount of the interest coming due on the Bonds on such Bond Payment Date; and

(c)	At or before 11:00 a.m., St. Louis, Missouri time, on or before the day on which any Bonds are to be redeemed, as premium, if any, the amount of the redemption premium, if any, on the Bonds coming due on such Bond Payment Date.
     The term “Bond Payment Date” means each Interest Payment Date (as defined in the Indenture) until the Issuer’s Private Activity Revenue Bonds, Series 2002 (Synergetics Development Company Project) in the principal amount of $2,645,000 (the “Bonds”) are deemed to be paid under Article XII of the Indenture, and any other date on which any Bonds are to be redeemed or on which all of the Bonds have been declared due and payable pursuant to the Indenture.
     Any moneys on deposit in the Bond Fund on any Bond Payment Date that are available for the payment of the principal of or redemption premium, if any, or interest on the Bonds and not previously so credited shall be credited to the extent of such deposits against the obligation of the Obligor to make the payments described above.
     This Note is issued to evidence the obligation of the Obligor to repay the loan in the amount of $2,645,000 by the Issuer to the Obligor. This Note is described in and secured by a certain Future Advance Deed of Trust and Security Agreement (the “Deed of Trust”) of even date herewith executed and delivered by the Obligor to the mortgage trustee therein named for the benefit of the Issuer and by an Assignment of Leases (the “Assignment of Leases”) of even date herewith executed and delivered by the Obligor for the benefit of the Issuer, both covering certain property located in St. Charles County, State of Missouri, in which County said Deed of Trust and said Assignment of Leases have been duly recorded, and to which Deed of Trust and Assignment of Leases reference is hereby made for a description of the security and a statement of the terms and conditions upon which this Note is secured. This Note is also described in a certain Loan Agreement dated as of September 1, 2002 and executed by the Obligor and the Issuer.
     It is intended that the payments of principal of and premium, if any, and interest on this Note be sufficient to pay when due the principal of and redemption premium, if any, and interest on the Bonds and,

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in addition to the installments described above, the Obligor shall pay upon demand any further amounts in federal or other immediately available funds as may from time to time be required to pay when due any principal of or redemption premium or interest on the Bonds.
     The obligations of the Obligor to make the payments required hereunder are absolute and unconditional, all as further described in the Loan Agreement.
     The amounts payable under this Note are subject to prepayment as provided in the Loan Agreement.
     Upon the occurrence of an Event of Default (as defined in the Loan Agreement), the unpaid principal of and accrued interest on this Note may, at the option of the holder hereof, be declared due and payable as provided in the Loan Agreement and the Indenture. The failure of the holder of this Note to exercise such option and to declare such indebtedness to be due as specified in the Loan Agreement and the Indenture shall not constitute a waiver of the right at any time thereafter to declare the entire amount of such indebtedness to be due and payable.
     The Issuer’s right, title and interest in, to and under this Note and the Loan Agreement (except as specified therein) have been assigned to the Trustee and it is contemplated that the Issuer will endorse this Note to the order of the Trustee. Payments on this Note shall be made to the Trustee, as assignee of the Issuer, at the payment office of the Trustee in Kansas City, Missouri.
     The Obligor hereby waives presentment, demand of payment, protest and notice of non-payment and of protest and any and all other notices and demands whatsoever.
     ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE OBLIGOR AND THE ISSUER FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE OBLIGOR AND THE ISSUER REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE ISSUER AND THE OBLIGOR, EXCEPT AS THE ISSUER AND THE OBLIGOR MAY LATER AGREE IN WRITING TO MODIFY IT.
     This Note shall be governed by the laws of the State of Missouri.
     IN WITNESS WHEREOF, the Obligor has caused this Note to be executed in its name as of the day and year first above written.

SYNERGETICS DEVELOPMENT COMPANY, L.L.C.

By
Title: Member

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ENDORSEMENT
     Pay to the order of UMB Bank, N.A., as Trustee, pursuant to the aforesaid Indenture authorizing $2,645,000 principal amount of Private Activity Revenue Bonds, Series 2002 (Synergetics Development Company Project), without recourse.

THE INDUSTRIAL DEVELOPMENT AUTHORITY
OF ST. CHARLES COUNTY, MISSOURI

By
[SEAL]	Title: President

ATTEST:

Title: Assistant Secretary

EXHIBIT B

Request No.	Date:
WRITTEN REQUEST FOR DISBURSEMENT FROM THE INDUSTRIAL DEVELOPMENT AUTHORITY OF ST. CHARLES COUNTY, MISSOURI-SYNERGETICS DEVELOPMENT COMPANY PROJECT FUND

To:	UMB Bank, N.A., as Trustee
2 South Broadway, Suite 435
St. Louis, Missouri 63102
Attention: Corporate Trust Department
as Trustee under the Indenture of Trust, dated as of September 1, 2002, from The Industrial Development Authority of St. Charles County, Missouri to said Trustee
     Pursuant to Section 4.3 of the Loan Agreement, dated as of September 1, 2002 (the “Loan Agreement”), between The Industrial Development Authority of St. Charles County, Missouri and Synergetics Development Company, L.L.C. (the “Obligor”), the Obligor hereby requests payment from The Industrial Development Authority of St. Charles County, Missouri — Synergetics Development Company Project Fund in accordance with this request and said Section 4.3 and hereby states and certifies as follows:
1.	The date and number of this request are as set forth above.

2.	All terms in this request shall have and are used with the meanings specified in the Loan Agreement.

3.	The names of the persons, firms or corporations to whom the payments requested hereby are due, the amounts to be paid and the general classification and description of the Project Costs or the Costs of Issuance for which each obligation requested to be paid hereby was incurred are as set forth on Attachment I hereto.

4.	Such Project Costs or Costs of Issuance have been made or incurred by the Obligor and have been paid by the Obligor, if payment to the Obligor is requested, or, if payment to the Obligor is not requested, are presently due to the persons to whom payment is requested, are valid Project Costs or Costs of Issuance under the Loan Agreement and proper charges against the Project Fund and no part thereof was included in any other request previously filed with the Trustee under the provisions thereof.

5.	Invoices, statements, vouchers or bills for the amounts requested are attached hereto.

SYNERGETICS DEVELOPMENT COMPANY, L.L.C.

By
Authorized Obligor Representative

Consented to this                      day of                      ,                     .
UNION PLANTERS BANK, N.A., as sole Bondowner

By
Title:

B-2

ATTACHMENT I
TO WRITTEN REQUEST FOR DISBURSEMENT FROM
THE INDUSTRIAL DEVELOPMENT AUTHORITY
OF ST. CHARLES COUNTY, MISSOURI-
SYNERGETICS DEVELOPMENT COMPANY PROJECT FUND

REQUEST NO.	DATED ,
SCHEDULE OF PAYMENTS REQUESTED

		General classification and	Specify whether
Person, firm		description of the Project	to be funded from
or corporation		Cost or Cost of Issuance	Costs of Issuance
to whom payment	Amount to	for which the Obligation to	Account or Project
is due (1)	be paid	be paid was incurred (2)	Account

(1)	May be the Obligor if it has previously made such payment.

(2)	If a Project Cost, to be funded from the Project Account and if a Cost of Issuance, to be funded from the Costs of Issuance Account.

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
____________, ____
UMB Bank, N.A.
2 South Broadway, Suite 435
St. Louis, Missouri 63102
Attention: Corporate Trust Department
Ladies and Gentlemen:
          Reference is hereby made to that certain Loan Agreement dated as of September 1, 2002, by and between The Industrial Development Authority of St. Charles County, Missouri and the undersigned (as from time to time amended, the “Loan Agreement”). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.
          The undersigned hereby certifies to you that as of the date hereof:
          (a) all of the representations and warranties set forth in Sections 2.2 and 2.3 of the Loan Agreement are true and correct;
          (b) no violation or breach of any of the financial covenants set forth in Section 6.7 of the Loan Agreement has occurred and is continuing;
          (c) no violation or breach of any of the negative covenants set forth in Section 6.8 of the Loan Agreement has occurred and is continuing;
          (d) no violation or breach of any of the affirmative covenants set forth in Section 6.9 of the Loan Agreement has occurred and is continuing;
          (e) no default or Event of Default under or within the meaning of the Loan Agreement has occurred and is continuing;
          (f) the financial statements of the Obligor and its consolidated subsidiaries delivered to you with this letter are true, correct and complete and have been prepared in accordance with generally accepted accounting principles consistently applied; and
          (g) the financial covenant information set forth in Schedule 1 to this letter is true and correct.

Very truly yours,

SYNERGETICS DEVELOPMENT COMPANY, L.L.C.

By
Title:

C-1

SCHEDULE 1
Financial Covenant Information
as of      ,

Financial Covenant	Actual	Required

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